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Exhibit 4.4

FOG CUTTER LONG TERM
VESTING TRUST

        This Trust Agreement made as of the lst day of October, 2000 by and between Wilshire Real Estate Investments Inc. (the "Company") and Lawrence Mendelsohn, Andrew Wiederhorn and David Egelhoff (hereinafter referred to, individually and collectively, as the "Trustee" or "Trustees").

        WHEREAS, the Company desires to raise its employees' and directors' stock ownership in the Company, thereby strengthening the mutuality of interests between the employees, officers and directors and the Company's stockholders; and

        WHEREAS, the company wishes to establish a trust (the "Trust") to which it will contribute shares of the Company's common stock, $01 par value per share (the "Common Stock") to be held for the benefit of certain employees of the Company (each a "Trust Beneficiary" and collectively, the "Trust Beneficiaries") until distributed in such manner and at such times as specified herein.

        NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. ESTABLISHMENT OF TRUST.

        (a) The Company hereby deposits with Trustee 525,000 shares of Common Stock (the "Initial Shares"), which shares shall become the initial principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

        (b) The Trust hereby established shall be irrevocable.

        (c) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other finds of the Company and shall be used exclusively for the uses and purposes of the Trust Beneficiaries as set forth herein. Trust Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under this Trust Agreement shall be mere unsecured contractual rights of the Trust Beneficiaries against the Company.

        (d) The Company, may in its sole discretion; at any time, or from time to time, make additional deposits of cash or other property (including, without limitation, additional shares of Common Stock) in Trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustees nor any Trust Beneficiary shall have any fight to compel such additional deposits.

Section 2. PAYMENTS TO TRUST BENEFICIARIES.

        (a) Common Stock held under this Trust shall be allocated in book entry form for the account of those employees and directors of the Company (including any Trustee) at such times and in such amounts as shall be determined by the Trustees in their sole discretion; provided, however, that (i) at least one-half of the Initial Shares shall be allocated to the account of individuals who are employees, officers and/or directors of the Company on the date of allocation ("Eligible Individuals") no later than September 30, 2002 and (ii) the remaining number of Initial Shares shall be allocated to the account of Eligible Individuals no later than September 30, 2005.

        (b) All income paid to the Trust during a calendar year, net of expenses and taxes, shall be credited as a book entry for the account of each individual who is a Trust Beneficiary as of the last day of that year proportionately based upon the number of shares allocated to each such individual as of the last day of the year as compared to the aggregate number of shares allocated to all Trust Beneficiaries of such date.

        (c) A Trust Beneficiary shall not have any rights with respect to shares of Common Stock allocated to such individual's account or any income credited pursuant to Section 2(b) ("Trust Income"), unless and until the individual completes five years of continuous service with the Company, commencing with the date the individual first receives an allocation of shares of Common Stock hereunder (the "Vesting Period"). Upon a Trust Beneficiary's completion of his or her Vesting Period, the Trustees shall promptly distribute to such individual the shares of Common Stock allocated (including, without limitation, any forfeited shares allocated pursuant to Section 2(d) below), arid any Trust Income credited, to such individual; provided, however, that the Trustee may, in lieu of distributing shares of Common Stock, make a cash payment to the Trust Beneficiary equal to the Fair Market Value of the shares allocated to such individual as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the Trustees, in their sole discretion. For purposes of this Trust, "Fair Market Value" shall mean, as of any date, the last sales price reported for the Common Stock on the applicable date: (i) as reported by the principal national securities exchange in the United States on which the shares are then traded or The Nasdaq Stock Market, Inc. or (ii) if not traded on any such national securities exchange or The Nasdaq Stock Market, Inc., as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc. or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted. If the Common Stock is not readily tradable on a national securities exchange, The Nasdaq Stock Market, Inc. or any automated quotation system sponsored by the National Association of Securities Dealers, Inc., its Fair Market Value shall be as determined by the Company's independent certified public accountants based upon a discounted cash flow method of valuation.

        (d) In the event a Trust Beneficiary terminates employment with the Company for any reason prior to completion of such individual's Vesting Period, the shares of Common Stock and any Trust Income allocated to such individual hereunder shall be immediately forfeited and, subject to Section 10(c) hereof, be reallocated by the Trustees to those employees and/or directors of the Company, in such amounts and at such times as determined by the Trustees in their sole discretion.

Section 3. INVESTMENT AUTHORITY.

        The Trustee shall invest Trust assets (including any dividends paid on Common Stock) solely in shares of Common Stock except as may otherwise be necessary to meet liquidity requirements, including, without limitation, trust expenses and cash distributions. Notwithstanding the foregoing, Trust assets may be invested in short term money market funds or other cash equivalents. All rights associated with assets of the Trust shall be exercised by the Trustee, and shall in no event be exercisable by or rest with any Trust Beneficiary. Commencing January 1, 2001, all shares of Common Stock held in Trust hereunder whether or not then a]located, shall be voted by the Trustees in the same proportion as those shares of Common Stock held by the Company's other shareholders unless the Trustees determine that it would not be in the best interests of Trust Beneficiaries to vote in such manner.

Section 4. ACCOUNTING BY TRUSTEE.

        (a) The Trustees shall keep (or arrange for the maintenance of) accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and Trustees. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of the Trustees, the Trustees shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

        (b) As of the last business day of each calendar quarter or other period agreed to by the Company and the Trustee, the Trustee shall provide the Company with a report indicating the identity of Trust Beneficiaries as of such date and the number of shares and amount of Trust Income allocated to such individuals as of such date.

Section 5. RESPONSIBILITY AND POWERS OF TRUSTEE.

        (a) Duties of the Committee. The Trustee shall have the exclusive right, power and authority to administer, apply and interpret the Trust and to decide any questions and settle all controversies and disputes that may arise in connection with the operation or administration of the Trust. Without limiting the generality of the foregoing, the Trustee shall have the sole and absolute discretionary authority: (i) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Trust and with respect to the Trust assets; (ii) to formulate, interpret and apply rules, regulations and policies necessary to administer the Trust in accordance with its terms; (iii) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Trust; (iv) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Trust; and (v) to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Trustee (or any delegate) with respect to any matter arising under the Trust including, without limitation, the interpretation and administration of the Trust shall be final, binding and conclusive on all parties. Decisions of the Trustee shall be made by a majority of the Trustees attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Notwithstanding anything in this Trust Agreement to the contrary, no Trustee shall participate in the resolution of any questions or disputes relating to the benefit to be provided to such individual in his capacity as a Trust Beneficiary hereunder.

        (b) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and With like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with the terms of this Trust and is given in writing by the Company. In the event of a dispute between the Company and the Trustee, the Company or the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

        (c) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

        (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

        (e) The Company shall indemnity to the full extent permitted by law (but only to the extent not covered by insurance) the Trustee (and its delegates) against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Trust (other than as a Trust Beneficiary).

Section 6. COMPENSATION AND EXPENSES OF TRUSTEE.

        The Trustee shall be entitled to receive such reasonable compensation for its services as may be agreed upon between the Company and the Trustee. Unless paid by the Company, such compensation, reasonable attorneys' fees incurred in the administration of the Trust fund and all taxes levied or assessed against the Trust fund shall be paid out of the Trust fund and, until paid, shall constitute a charge upon said Trust fund. Notwithstanding the foregoing, no person serving as a Trustee who receives full-time pay from the Company shell receive compensation paid from the Trust fund, except for reimbursement of expenses properly and actually incurred.

Section 7. RESIGNATION AND REMOVAL OF TRUSTEE.

        Any Trustee may resign at any time by giving ninety (90) days written notice to the Company which period may be waived by the Company in whole or in part. The Company may remove any Trustee at any time by giving written notice to the Trustee. In the case of the resignation or removal of a Trustee or the death of a Trustee, the Company shall appoint a Successor Trustee if there is none or one Trustee remaining and may appoint an additional Successor Trustee if there are two Trustees remaining. The remaining Trustees, if any, and the new Trustee shall serve as Successor Trustees. Upon the resignation or removal of the Trustee and the appointment of a Successor Trustee, the Trustee shall account for the administration of the Trust fund up to the date of its resignation or removal in the manner provided in Section 4 hereof and, upon the approval of such account by the Company shall transfer to the Successor Trustee, all of the assets then constituting the Trust fund. The Successor Trustee shall not be responsible for and the Company shall indemnify and defend the Successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee. The term "Trustee" as used in this Agreement shall be deemed to apply to any Successor Trustee acting hereunder.

Section 8. CLAIM PROCEDURES.

        Any claim by a Trust Beneficiary ("Claimant") with respect eligibility participation, allocations, benefits or other aspects of the operation of the Trust shall be made in writing to the Trustee or such other person designated by the Trustee from time to time for such purpose. If the Trustee believes that the claim should be denied, the Trustee shall notify the Claimant in writing of the denial of the claim within ninety (90) days after receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). Such notice shall (i) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Trust or of Trust documents on which the denial is based; (ii) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary; and (iii) inform the Claimant of his or her right pursuant to this section to request review of the decision.

        A Claimant may appeal the denial of a claim by submitting a written request for review to the Trustee, within sixty (60) days after the date on which such denial is received. Such period may be extended by the Trustee for good cause shown. The claim will then be reviewed by the Trustee. A Claimant or his or her duly authorized representative may discuss any issues relevant to the claim, may review pertinent documents and may submit issues and comments in writing. If the Trustee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Trustee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the trustee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Trustee with respect to any claim shall be made in its sole discretion based on the Trust and other relevant documents and shall be final, conclusive and binding on all persons.

        The Trustee may at any time alter the claims procedure set forth above, provided that the revised claims procedure complies with Employee Retirement Income Security Act and the regulations issued thereunder.

Section 9. RESTRICTIONS ON ISSUANCE OF SHARES.

        (a) Notwithstanding anything in this Trust Agreement to the contrary, the Trust shall not be obligated to issue any shares of Common Stock if, in the opinion of the Company or the Trust or their respective counsel, the issue of such shares might constitute a violation by the Company or the Trust of any law (including, without limitation, the Securities Act of 1933, as amended (the "Act") or any requirement of any applicable securities exchange or securities association.

        (b) The Company may, but shall not be required to, register or qualify the issue of shares of Common Stock under the Act, any other law or any requirement of any applicable securities exchange or securities association.

        (c) The Company or the Trust may impose restrictions upon the sale, pledge or other transfer of shares of Common Stock if, in the judgment of the Company, the Trust or their respective counsel, such restrictions are necessary or desirable to comply with the provisions of the Act or any other law or any requirement of any applicable securities exchange or securities association. Stock certificates evidencing shares of Common Stock will bear any restrictive legends that the Company, the Trust or their respective counsel deems necessary or advisable in order to comply with any such law or requirement.

        (d) Representation and Warranties. If the Company, the Trust or their respective counsel consider it necessary or advisable, the issuance of shares of Common Stock may be conditioned upon the recipient making certain representations and warranties to the Company and the Trust.

Section 10. AMENDMENT OR TERMINATION.

        (a) This Trust Agreement may be amended by a written instrument executed by the Trustees and the Company without approval of any Trust Beneficiary (other than the Trustee acting in such capacity).

        (b) This Trust shall terminate on the date that all the shares of Common Stock held hereunder have been distributed.

        (c) Notwithstanding anything in this Agreement to the contrary (i) this Trust shall terminate on September 30, 2010 and (ii) any shares of the Common Stock then held in Trust hereunder upon such termination shall be distributed proportionately to those individuals who are Trust Beneficiaries as of the termination date, based upon their respective beneficial interests in the Trust as of such date.

Section 11. MISCELLANEOUS.

        (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibiti9n, without invalidating the remaining provisions hereof

        (b) Benefits payable to Trust Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process and any attempt to do so shall be null and void.

        (c) The Company shall have the right to direct the Trustee to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold Federal, state or local income or other taxes incurred by reason of payments pursuant to the Trust. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Trust Beneficiary upon such terms and conditions as the Company may prescribe.

        (d) No payment under the Trust shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

        (e) The Trust shall not impose any obligations on the Company to retain any Trust Beneficiary as an employee or director.

        (f) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. 4

Section 12. EFFECTIVE DATE.

        The effective date of this Trust Agreement shall be October 1, 2000.

        IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement as of this 15th day of October, 2000.

WILSHIRE REAL ESTATE INVESTMENT INC.
By:	/s/ ANDREW A. WIEDERHORN

TRUSTEE
By:	/s/ DAVID EGELHOFF

TRUSTEE
By:	/s/ LAWRENCE MENDELSOHN

TRUSTEE
By:	/s/ ANDREW A. WIEDERHORN

AMENDMENT TO LONG TERM VESTING TRUST

        AMENDMENT TO LONG TERM VESTING TRUST, dated as of September 19, 2002 (this"Amendment"), by and between Fog Cutter Capital Group Inc. (the "Company") and Andrew A. Wiederhorn, Don Coleman and David Dale-Johnson (hereinafter referred to, individually and collectively, as the "Trustee' or "Trustees').

        WHEREAS, the Company and the Trustees or former Trustees entered into the Fog Cutter Long Term Vesting Trust made as of the 1st day of October, 2000 by and between the Company and the Trustees or former Trustees (the "Original Agreement"); and

        WHEREAS, the Original Agreement was overly restrictive with respect to investing cash balances and the parties wish to allow the Trustees greater flexibility; and

        WHEREAS, the Original Agreement may be amended pursuant to the provisions of Section 10(a) thereof;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

  Section 1. General.

        (a) Rules of Construction. For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Original Agreement.

        (b) Relation to the Original Agreement. This Amendment constitutes an integral part of the Original Agreement.

  Section 2. Amendment.

        Section 3 of the Original Agreement is hereby amended by deleting the second sentence of that section and replacing it with the following sentence:

        "Notwithstanding the foregoing, Trust assets may be invested in public and private equity securities, bonds, notes or other debt securities, short-term money market funds or other cash equivalents."

  Section 3. Miscellaneous.

        (a) Ratification. The Original Agreement, as supplemented and amended by this Amendment, is in all other respects hereby adopted, ratified and confirmed.

        (b) Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

        (c) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made between residents of that state, entered into and to be wholly performed within that state.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, parties have executed this Amendment as of the date first written.

FOG CUTTER CAPITAL GROUP INC.
By:	/s/ ANDREW A. WIEDERHORN

TRUSTEE
By:	/s/ D. H. COLEMAN

TRUSTEE
By:	/s/ ANDREW A. WIEDERHORN

TRUSTEE
By:	/s/ DAVID DALE-JOHNSON

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  Exhibit 4.4